Exhibit 99.1

SUBSCRIPTION AGREEMENT

NOTE: THREE COMPLETED AND EXECUTED COPIES OF THIS SUBSCRIPTION AGREEMENT MUST BE RETURNED, AND THE PAYMENTS AND DELIVERIES FOR THE SECURITIES SUBSCRIBED FOR MUST BE PAID AND RECEIVED AS SET FORTH HEREIN, TO SUBSCRIBE FOR THIS OFFERING

Name of Investor: Sinclair Broadcast Group, Inc.

Number of Shares of Common Stock,
$0.01 par value, 20,350,000 in the aggregate

        SUBSCRIPTION AGREEMENT (this “Agreement”), effective as of January 1, 2003 (the “Effective Date”) by and between Acrodyne Communications, Inc., a Delaware corporation (the “Company”), and Sinclair Broadcast Group, Inc., a Maryland corporation (the “Investor”).

W I T N E S S E T H:

        WHEREAS, the Company desires to issue to the Investor, and the Investor desires to obtain from the Company, for the Consideration (as defined below) 20,350,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

        WHEREAS, the Company is described in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, and Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2001 and September 30, 2001 (collectively, the “Reports”) on file with the Securities and Exchange Commission (the “SEC”).

        NOW, THEREFORE, the parties hereto agree as follows, all such actions to be effective as of the Effective Date:

        1.    Subscription and Payment.    Subject to the terms and conditions herein set forth, the Investor hereby subscribes for the Common Stock. The Investor agrees to take the following actions and to deliver to the Company at the Closing (as defined below) the following cash and documentation (the “Consideration”) for the Common Stock subscribed for hereby:

        (a)  forgive all indebtedness, receivables, and accrued and unpaid principal and interest with respect to certain loans from Investor to the Company in the aggregate amount of Nine Million Thirteen Thousand Two Hundred Sixty Four Dollars and Thirty Four Cents ($9,013,264.34); provided, however, that the following payments owed the Investor by the Company shall not be forgiven and shall remain outstanding (i) the payment due Investor pursuant to the Guaranty and Lease Compensation Agreement dated September 16, 1999 (the “Compensation Agreement”), in the aggregate amount of Seventy Thousand Dollars ($70,000.00), and (ii) rent payments due under that certain Sublease for the monthly periods ending subsequent to September 30, 2002, in the aggregate amount of One Hundred Nineteen Thousand Two Hundred Thirty Three Dollars ($119,233.00);

        (b)  assign all intellectual property rights relating to certain transmitter technology currently licensed to the Company by Investor (“License Agreement”) and terminate and waive any current or future claims in any manner related thereto;

        (c)  terminate the Investor Warrants, Anti-Dilution Warrants, and Bonus Warrants (collectively, the “Warrants”) issued by the Company to Investor pursuant to the Subscription

Agreement dated November 23, 1998, and relinquish all rights to acquire shares of Acrodyne’s Common Stock thereunder;

        (d)  subject to provisions of Section 13(g) of this Agreement, invest One Million Dollars ($1,000,000.00) cash in the Company; and

        (e)  amend the Compensation Agreement to provide that the payments due Sinclair thereunder on November 19, 2002, 2003, 2004, and 2005 shall be paid in cash (rather than in Acrodyne Common Stock) and thereafter can, at Acrodyne’s option, be paid in either cash or Acrodyne Common Stock.

        2.    Closing.    The closing (the “Closing”) of the purchase and sale of the Common Stock (the “Offering”) will occur at the offices of Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202 no earlier than January 6, 2003 (the “Closing Date”); provided, however, that if the Closing has not occurred on or before the ninetieth (90th) day after the date hereof, then this Agreement will terminate unless the parties agree otherwise in writing. At the Closing, the Company will deliver to the Investor (a) one executed copy of this Agreement, (b) a stock certificate representing the Investor’s ownership of the Common Stock subscribed for hereby, and (c) such other Closing deliveries as are otherwise required by this Agreement.

        3.    Representations and Warranties of Investor.    The Investor hereby represents and warrants to the Company that:

        (a)  It is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

        (b)  It has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company.

        (c)  It has received and read the Reports and has evaluated the risks of investing in the Company.

        (d)  It has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering and to obtain additional information necessary to verify the accuracy of the information contained in the Reports or such other information as it desired in order to evaluate its investment.

        (e)  In making its decision to purchase the Common Stock herein subscribed for, it has relied solely upon the Reports, the representations, warranties, agreements, undertakings, and acknowledgments of the Company in this Agreement and independent investigations made by the Investor.

        (f)    It understands that an investment in the Company involves certain risks and it has taken full cognizance of and understands such risks, including those set forth in the Reports.

        (g)  It understands that the Common Stock has not been registered under the Act, and agrees that the Common Stock may not be sold, offered for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Act and subject to the terms of this Agreement.

        (h)  It understands that no federal or state agency has made any finding or determination as to the fairness for investment in or any recommendation or endorsement of the Common Stock.

        (i)    The Common Stock herein subscribed for is being acquired by it in good faith solely for its own account, for investment purposes, and not with a view to subdivision, distribution, or resale, and the Investor will not sell or otherwise dispose of the Common Stock unless:

        (1)  it has advised the Company in writing that it intends to dispose of such Common Stock in a manner to be described in such advice, and counsel reasonably acceptable to the Company has delivered to the Company an opinion that registration is not required under the Act or under any applicable securities laws of any jurisdiction; or

        (2)  a registration statement on an appropriate form under the Act or a post-effective amendment to such registration statement covering the proposed sale or other disposition of such Common Stock is in effect under the Act and such Common Stock has been registered or qualified under applicable securities laws of any jurisdiction.

        (j)    The Investor undertakes to notify the Company as soon as practicable of any material change in any representation, warranty, or other information relating to the Investor set forth herein which occurs prior to the Closing in order to insure compliance of the Investor with the terms of this Agreement.

        (k)  The Investor acknowledges and agrees that the certificates representing the Common Stock will bear the following legend (unless not required under the Act):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, exchanged, hypothecated, or transferred in any manner except in compliance with that certain Subscription Agreement effective as of January 1, 2003 among the Company and certain stockholders of the Company.”

        (l)    The Investor also acknowledges that the Company may place a stop transfer order against transfer of the Common Stock, if necessary, in the Company’s reasonable judgment in order to assure compliance by the Investor with the terms of this Agreement.

        (m)  The Investor represents and warrants that (i) the individual executing this Agreement has appropriate authority to act on behalf of the Investor, and (ii) the Investor was not specifically formed to acquire the Common Stock subscribed for hereby.

        (n)  The foregoing representations, warranties, agreements, undertakings, and acknowledgments are made by the Investor with the intent that they be relied upon in determining its suitability as a purchaser of the Common Stock.

        4.    Representations and Warranties of the Company.    The Company represents and warrants to the Investor that:

        (a)  The Company has duly filed with the SEC all reports required by the Securities Exchange Act of 1934 (the “Exchange Act”). The Company has furnished to the Investor true and correct copies of the Reports. The Reports do not, as of the date on which they were signed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)  The financial statements (including the related notes) of the Company included in the Reports present fairly the financial position of the Company as of the dates indicated and its results of operations for the periods specified therein. All such financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistently applied.

        (c)  Except as disclosed in the Reports, the Company does not have any subsidiaries. The Company has been duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with full power and authority (corporate and other) to own its properties and conduct its business as described in the Reports, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such licenses, certificates, and permits from governmental authorities necessary for the conduct of its business as described in the Reports.

        (d)  The authorized and outstanding capital stock of the Company is described on Schedule 4(d) attached hereto. Except as described on Schedule 4(d), there are no outstanding options, offers, warrants, conversion rights, or other rights to subscribe for or to purchase from the Company any of its capital stock. The Company has all requisite power and authority to issue, sell, and deliver the Common Stock in accordance with and upon the terms and conditions set forth in this Agreement; and all corporate action required to be taken by the Company for the due and proper authorization, issuance, sale, and delivery of the Common Stock has been validly and sufficiently taken. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and nonassessable.

        (e)  Except as set forth in this Agreement or as described in the Reports, subsequent to the respective dates as of which information is given in the Reports, the Company has not incurred any material liability or obligation, direct or contingent, or entered into any material transaction, whether or not in the ordinary course of business, and there has not been any material change on a consolidated basis in the capital stock or any material increase in the short-term debt or long-term debt or any material adverse change in the condition (financial or other), business, key personnel, properties, or results of operations of the Company.

        (f)    The Company is not in violation of its Certificate of Incorporation or Bylaws or in default in the performance of any material obligation contained in any material agreement, indenture, or other instrument. The performance by the Company of its obligations under this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of the Certificate of Incorporation or Bylaws of the Company or any material agreement, indenture, indebtedness, loan agreement or revolving credit agreement or other instrument to which the Company is a party or by which it is bound, or any law, rule, administrative regulation, or decree of any court or governmental authority having jurisdiction over the Company or its properties, or result in the creation or imposition of any material lien, charge, claim, or encumbrance upon any property or asset of the Company. Except as required by the Act and applicable state securities or blue sky laws, no consent, approval, authorization, or order of any court or governmental authority is required in connection with the consummation of the transactions contemplated by this Agreement. The rights granted to the Investors hereunder do not in any way conflict with and are not inconsistent with any rights granted to the holders of the Company’s securities or debt instruments.

        (g)  The Common Stock conforms to the description thereof contained in the Reports. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of common stock pursuant to the Company’s Certificate of Incorporation or Bylaws or any agreement or other instrument to which the Company is a party, other than those which have been waived. Neither the Offering nor the sale of the Common Stock, as contemplated in this Agreement, gives rise to any rights for or relating to the registration of any shares of common stock.

        (h)  The Company has full right, power, and authority to enter into this Agreement, and this Agreement has been duly authorized, executed, and delivered by the Company and constitutes the legal, valid, and binding agreement of the Company enforceable against the Company in accordance with its terms.

        (i)    Except as otherwise stated in the Reports, the Company (i) has good and marketable title (in fee simple, in the case of real property), free and clear of all liens and encumbrances, to all of the material real and personal property described in the Reports as being owned by it, except for any liens and encumbrances which are not material in the aggregate and do not materially interfere with the conduct of the business of the Company, and (ii) has valid leases to the material real property described in the Reports as under lease to it with such exceptions as do not materially interfere with the conduct of the business of the Company.

        (j)    Except as set forth in the Reports, there are no actions, suits, or proceedings pending before or by any court or governmental agency or authority or any arbitrator which seek to restrain or prohibit the consummation of the transactions contemplated hereby or which might reasonably be expected to result in any material adverse change in the condition (financial or other), business, or results of operations of the Company and, to the Company’s knowledge, no such action, suit, or proceeding has been threatened. In addition, to the Company’s knowledge based upon advice of legal counsel, the matter involving the continuing obligations of the

Company to former employee Marshall Smith (“Smith”) has been settled in principle subject to a definitive settlement agreement being approved and signed by the Company and Smith. For purposes of this Agreement, “Company knowledge” of any fact or matter shall mean the actual knowledge of Robert Woodruff and John Strzelecki after having undertaken inquiry that is reasonable under the circumstances as to the existence or non-existence of such fact or matter.

        (k)  The company is not in violation of any law, ordinance, governmental rule or regulation, or court degree to which it may be subject, and the Company has not failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain is likely to have a material adverse effect on the condition (financial or other), business, or results of operations of the Company.

        (l)    Neither the Company nor any of its officers, employees, or other persons directly or indirectly affiliated with it has, either directly or through an agent, sold or offered for sale or solicited offers to subscribe for or buy or approached potential investors for or otherwise negotiated in respect of the Common Stock other than with the Investor, and neither the Company nor any of its employees or other persons directly or indirectly affiliated with it has, either directly or through an agent, participated in the organization or management of any entity or has engaged or proposes during any time after the Closing to engage in any other activity in a manner or under circumstances that would jeopardize the status of the Offering as an exempted transaction under the Act or under the laws of any state in which it is represented by the Company that the Offering may be made.

        (m)  No person is entitled to receive any commission, fee, or compensation from the Company for services rendered as placement agent or otherwise in connection with the offer or sale of the Common Stock pursuant to the Offering.

        5.    Covenants of Both Parties.    The Company and the Investor agree as follows:

        (a)  The Company shall obtain all necessary state securities law or “Blue Sky” permits and approvals necessary to carry out the transactions contemplated by this Agreement, and the Investor shall furnish all information concerning the Company as may be reasonably requested in connection with any such action.

        (b)  Each party hereto shall promptly notify the other of any actions, suits, claims, investigations, or proceedings commenced or, to its knowledge, threatened against, relating to, or involving or otherwise affecting either party which, if pending on the Closing Date, would have been required to have been disclosed by this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

        6.    Covenants of the Investor.    The Investor covenants with the Company that any proprietary or non-public information made available to the Investor or its representatives by the Company shall be kept as confidential and shall not be disclosed or used for any purpose other than the evaluation of the Investor’s investment in the Company.

        7.    Registration Rights.

        (a)  ”Registration Period” means the period between the date of this Agreement and the earlier of (i) the date on which all of the Common Stock (the “Registered Securities”) have been sold in transactions where the transferee is not subject to securities law resale restrictions, and (ii) the date on which the Registrable Securities (in the opinion of Investor’s counsel) may be immediately sold without registration and free of restrictions on transfer.

        (b)  ”Registration Statement” means a registration statement of the Company filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act.

        (c)  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder and pursuant to Rule 415 under the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

        (d)  Within ninety (90) days following the Closing Date, the Company will prepare and file with the SEC a Registration Statement on Form S-3 or other appropriate form promulgated by the SEC registering all of the Registrable Securities for resale. To the extent allowable under the Securities Act and the Rules promulgated thereunder, the Registration Statement will include the Registrable Securities and such indeterminate number of additional shares of common stock as may become issuable pursuant to this Agreement to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The Registration Statement (and each amendment or supplement thereto) will be provided to, and subject to the reasonable approval of, the Investors and their counsel. The Company will use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after filing. Such best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. Should the Company receive notification from the SEC that the Registration Statement will receive no action or no review from the SEC, the Company will cause such Registration Statement to become effective within five (5) business days of such SEC notification. Once declared effective by the SEC, the Company will cause such Registration Statement to remain effective throughout the Registration Period.

        (e)  The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) filed by the Company may not contain any untrue statements of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein light of the circumstances in which they were made not misleading. The Company will prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period and, during such period, will comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the sellers thereof as set forth in the Registration Statement.

        8.    Indemnification.    In the event any Registrable Securities are included in a Registration Statement under this Agreement:

        (a)  To the extent permitted by law, the Company will indemnify and hold harmless the Investor who holds such Registrable Securities, the directors, if any, of such Investor, the officers, if any, of such Investor, each person, if any, who controls any Investor within the meaning of the Securities Act or the Exchange Act, any underwriter (as defined in the Securities Act) for the Investor, the directors, if any, of such underwriter and the officers, if any, of such underwriter, and each person, if any, who controls any such underwriter within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, expenses, or liabilities (joint or several) (collectively, “Claims”) to which any of them become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations in the Registration Statement or any post-effective amendment thereof or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement or contained in the final prospectus (as amended or supplemented if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any state securities law or any rule or regulation (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to the restrictions set forth in Section 8(c) with respect to the number of legal counsel, the Company shall reimburse the Investor and each such underwriter or controlling person promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(a): (A) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person or underwriter for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto if such prospectus was timely made available by the Company pursuant to this Agreement; (B) with respect to any preliminary prospectus shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was timely made available by the Company pursuant to this Agreement; and (C) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Persons and shall survive the transfer of the Registrable Securities by the Investors to this Agreement.

        (b)  In connection with any Registration Statement in which the Investor is participating, the Investor agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 8(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter, and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”) against any Claim to which any of them may become subject under the Securities Act, the Exchange Act, or otherwise insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by the Investor expressly for use in connection with such Registration Statement, and the Investor will promptly reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, that the Investor shall be liable under this Section 8(b) for only that amount of a Claim as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus as then amended or supplemented.

        (c)  Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 8 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and this indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 8, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage, or liability is incurred and is due and payable. The provisions of this Section 8 shall survive the termination of this Agreement.

        9.    Contribution.    If the indemnification provided for in this Section 9 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages, or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, or liabilities as between the Company on the one hand and the Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Investor in connection with the statements or omissions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Investor.

        In no event shall the obligation of any Indemnifying Party to contribute under this Section 9 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 8(a) or 8(b) hereof had been available under the circumstances.

        The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Investors or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, neither the Investor or any underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of the Investor, the net proceeds received by the Investor from the sale of Registrable Securities, or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that the Investor or such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        10.    Assignment of Registration Rights.    The rights to have the Company register Registrable Securities pursuant to this Agreement will be automatically assigned by the Investor to transferees or assignees of all or any portion of such securities only if:

        (a)  the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment;

        (b)  the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned;

        (c)  following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws;

        (d)  at or before the time the Company received the written notice contemplated by clause (b) of this Section 10, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein;

        (e)  such transfer will have been made in accordance with the applicable requirements of the Agreement; and

        (f)    such transferee will be an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

        11.    Conditions to Both Parties’ Obligations.    Both parties’ respective obligations under this Agreement are subject to the satisfaction of the following conditions on or before or simultaneously with the Closing:

        (a)  The transactions contemplated by this Agreement shall have been approved and adopted by the (i) Board of Directors of the Company, and (ii) holders of a majority of the outstanding shares of the Company’s common stock in accordance with the Company’s Articles of Incorporation and the General Corporation Law of the State of Delaware.

        (b)  No federal, state, or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order (whether temporary, preliminary, or permanent) which remains in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

        (c)  If any of the conditions specified in this Section 11 have not been fulfilled in all material respects when and as required by this Agreement to be fulfilled, either party may cancel this Agreement and all its respective obligations under this Agreement by notifying the other party of such cancellation in writing or by telegram or by facsimile at any time at or before the Closing, and any such cancellation will be without liability or obligation of any party to any other party (except in the case of willful breach).

        12.    Conditions of Investor Obligations.    The Investor’s obligations under this Agreement are subject to the accuracy of the representations and warranties of the Company made in Section 4 hereof in all material respects to the performance by the Company of its other obligations under this Agreement to be performed at or prior to the Closing and to the following further conditions:

        (a)  The Company shall have delivered to Investor a stock certificate representing the Investor’s ownership of the Common Stock subscribed for hereby.

        (b)  The Company shall have delivered to Investor a stock certificate representing Six Hundred Forty Four Thousand Eight Hundred Eighty (644,880) shares of the Company’s Common Stock earned by Investor prior to the date hereof pursuant to the Compensation Agreement.

        (c)  At the Closing, the Investor will have received a certificate dated the Closing Date and signed by the Chairman of the Board and President of the Company to the effect that:

        (i)    the representations and warranties of the Company in this Agreement are true and correct in all material respects as if made at and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

        (ii)  the signer of said certificate has carefully examined the Reports and after giving effect to all amendments or supplements thereto, on the Closing Date, such Reports does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

        (d)  The Company shall have executed and delivered to the Investor an Amendment to the Compensation Agreement, substantially in the form set forth on Exhibit C hereto.

        (e)  If any of the conditions specified in this Section 12 have not been fulfilled in all material respects when and as required by this Agreement to be fulfilled, the Investor may cancel this Agreement and all its obligations under this Agreement by notifying the Company of such cancellation in writing or by telegram or by facsimile at any time at or before the Closing, and any such cancellation will be without liability or obligation of any party to any other party (except in the case of willful breach).

        13.    Conditions of Obligations of the Company.    The obligations of the Company under this Agreement are subject to the accuracy of the representations and warranties of the Investor made in Section 3 hereof in all material respects, to the performance by the Company of its other obligations under this Agreement to be performed at or prior to the Closing, and to the following further conditions:

        (a)  At the Closing, the Company will have received a certificate dated the Closing Date and signed by an officer of the Investor to the effect that the representations and warranties of the Investor in this Agreement are true and correct in all material respects, as if made at and as of the Closing Date, and the Investor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

        (b)  If any of the conditions specified in this Section 13 have not been fulfilled in all material respects when and as required by this Agreement to be fulfilled, the Company may cancel this Agreement and all its obligations under this Agreement by notifying the Investor of such cancellation in writing or by telegram or by facsimile at any time at or before the Closing, and any such cancellation will be without liability or obligation of any party to any other party (except in the case of willful breach).

        (c)  A release substantially in the form of Exhibit A hereto, releasing the Company from all indebtedness, receivables, and accrued and unpaid interest in the aggregate amount of Nine Million Thirteen Thousand Two Hundred Sixty Four Dollars and Thirty Four Cents ($9,013,264.34) (collectively, the “Loans), together with any original promissory notes representing the Loans marked paid in full.

        (d)  An Assignment substantially in the form set forth in Exhibit B hereto, assigning all of the intellectual property rights under the License Agreement dated March            , 2000 and terminating and waiving any current or future claims Investor may have relating thereto.

        (e)  The original Warrants marked cancelled.

        (f)    Amendment to the Compensation Agreement, substantially in the form set forth on Exhibit C hereto.

        (g)  The sum of One Million Dollars ($1,000,000.00), plus interest on such amount at the annual rate of 7.5% for the period from the Effective Date through the date of closing, minus the payment due the Investor from the Company as of November 19, 2002, under the Compensation

Agreement in the aggregate amount of Seventy Thousand Dollars ($70,000.00) by wire transfer of immediately available funds to the account or accounts designated by the Company not less than two (2) days prior to the Closing.

        14.    Public Information.    With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

        (a)  file with the SEC in a timely manner and make and keep available all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing and availability of such reports and other documents is required for the applicable provisions of Rule 144; and

        (b)  furnish to the Investor so long as the Investor holds Common Stock, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.

        15.    Expenses.    Except as otherwise provided in this Agreement, each party hereto will bear its own legal and other expenses incurred in connection with this Agreement and the transactions contemplated hereby.

        16.    Notices.

        (a)  Any notice required to be given or delivered to the Investor will be mailed first class, postage prepaid, return-receipt requested to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn: President

with a copy to:

General Counsel
Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

        (b)  Any notice required to be given or delivered to the Company will be mailed first class, postage prepaid, return-receipt requested to:

Acrodyne Communications, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

with a copy to:

Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

        17.    Survival of Representations and Warranties.    All representations and warranties and agreements hereunder will survive execution of this Agreement and delivery of the Securities.

        18.    Governing Law.    This Agreement and the rights and obligations of the parties will be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed wholly within the State.

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        IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement the 8th day of January 2003, effective as of the Effective Date.

WITNESS:	SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David B. Amy
Name: David B. Amy
Title: Secretary

Address:

10706 Beaver Dam Road Cockeysville, Maryland 21030

Tax Identification No: 52-1494660

The terms of the foregoing, including the
subscription described therein, are agreed
to and accepted this 8th day of January 2003, effective
as of the Effective Date:

ACRODYNE COMMUNICATIONS, INC.

By:	/s/ John F. Strzelecki
Name:	John F. Strzelecki
Title:	Executive Vice President

Exhibit A

GENERAL RELEASE

        THIS GENERAL RELEASE is entered into effective as of the 1st day of January, 2003, by and between Sinclair Broadcast Group, Inc. (“SBG”) and Acrodyne Communications, Inc. (“Acrodyne”) (collectively the “Parties”).

        WHERAS, SBG desires to obtain stock in Acrodyne under a Subscription Agreement effective as of January 1, 2003, as part of the consideration under such Subscription Agreement SBG must execute a release of Acrodyne of certain obligations that Acrodyne owes SBG.

        WHERAS, SBG, wishes to release, resolve, compromise and settle any and all claims between or among SBG and Acrodyne, including any right to the payment of any indebtedness, receivables and accrued and unpaid interest, in the manner set forth herein, provided that such releases shall not affect any other continuing obligations of the Parties not specifically released hereby, including, without limitation, obligations of Acrodyne under the Acrodyne Oaks future rent and the obligations under the Guaranty and Lease Compensation Agreement:

        NOW, THEREFORE, in consideration of One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged, SBG, for itself, and its past, present and future assigns, predecessors, successors, trustees, officers, directors, agents, attorneys, representatives, employees, parents, subsidiaries, affiliates, partners, limited partners, and the past, present, and future officers, directors, partners, agents, attorneys, representatives, agents and employees of any such entities, and any other person or entity who claims any rights with respect to the relationship between the Parties, expressly, irrevocably, unconditionally and completely releases, acquits and forever discharges, and agrees to indemnify and hold harmless Acrodyne and each of such Acrodyne’s past, present and future predecessors, successors, assigns, trustees, officers, directors, agents, attorneys, representatives, employees, parents, subsidiaries, affiliates, partners, limited partners, and the past, present, and future officers, directors, partners, agents, attorneys, representatives, agents and employees of any such entities from any and all claims, counts, actions, causes of action, cross-complaints, counter-complaints, rights, demands, obligations, requests, suits, lawsuits, damages (including punitive or exemplary damages, interest and/or attorneys’ fees), costs, administrative proceedings, governmental actions or other causes of action of every kind and nature, known or unknown, claimed or unclaimed, which exist or may in the future exist, which in any manner or fashion relate to, arise from or are connected with the aggregate amount of Nine Million Thirteen Thousand Two Hundred Sixty Four Dollars and Thirty Four Cents ($9,013,264.34) owed by Acrodyne to SBG as of the date hereof, which shall include amounts owed for line of credit interest due; PNC loan interest due; annual royalty fees; Acrodyne Oaks rent due up to October, 2002; insurance expense; meeting, meals, and expenses; American Express travel; employee cell phone expenses; phone charges; copier lease and charges; Office Depot supplies; Acrodyne Oaks building water and sewer; maintenance/electrical; employee drug screenings; and freight and shopping charges; Line of Credit; PNC loan and the second PNC loan; provided that such releases shall not affect the Parties’ respective continuing obligations that are not specifically listed above including obligations under the Guaranty and Lease Compensation Agreement, dated September 16, 1999, as amended, any amounts due for the Acrodyne Oaks rent sublease with respect to any period after September 30, 2002, and the Subscription Agreement signed on even date herewith.

        Each of the Parties states that he/it has carefully read the foregoing Release and knows the contents thereof and that each signs the same as his or its own free act.

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        WITNESS their hand and seal this 8th day of January, 2003.

SINCLAIR BROADCAST GROUP, INC.

By:
Name: David B. Amy
Title: Secretary

ACRODYNE COMMUNICATIONS, INC.

By:
Name: John F. Strzelecki
Title: Executive Vice President

Exhibit B

ASSIGNMENT OF TECHNOLOGICAL INFORMATION

        THIS ASSIGNMENT OF TECHNOLOGICAL INFORMATION is effective as of the 1st day of January 2003, by Sinclair Broadcast Group, Inc. (“Assignor”) to Acrodyne Communications, Inc (“Assignee”).

        WHEREAS, Assignor and Assignee are parties to that certain License Agreement dated as of March    , 2000 (the “License Agreement”), providing, for the license of Technical Information (as defined therein) and all Licensor Improvements (as defined therein) to Assignee; and

        WHEREAS, in the Subscription Agreement effective as of January 1, 2003, it is a condition of such Subscription Agreement that Assignor would assign to Assignee the Technical Information and all Licensor Improvements (collectively, the “Technology”).

        NOW, THEREFORE, in consideration of issuance of Common Stock (as defined in the Subscription Agreement) by Assignee to Assignor as provided in the Subscription Agreement and in further consideration of the mutual covenants and agreements contained in the Subscription Agreement, and pursuant to the terms of the Subscription Agreement the parties hereto agree as follows:

        1.    Assignor does hereby sell, assign, transfer, convey and deliver to Assignee, and Assignee hereby purchases and accepts from Assignor, all of Assignor’s right, title and interest in and to the Technology.

        2.    Assignor and Assignee agree hereby to terminate the License Agreement and that the License Agreement shall terminate on the effectivedate hereof and no party shall have any further rights or obligations under the License Agreement.

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SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the undersigned has caused this Assignment of Technological Information to be duly executed this 8th day of January 2003, effective as of January 1, 2003.

SINCLAIR BROADCAST GROUP, INC.

By:
Name: David B. Amy
Title: Secretary

ACRODYNE COMMUNICATIONS, INC.

By:
Name: John F. Strzelecki
Title: Executive Vice President

Exhibit C

AMENDMENT OF
GUARANTY AND LEASE COMPENSATION AGREEMENT

        THIS AMENDMENT OF GUARANTY AND LEASE COMPENSATION AGREEMENT (“Amendment”) is effective as of the 1st day of January 2003, by Sinclair Broadcast Group, Inc. (“SBG”) to Acrodyne Communications, Inc (“Acrodyne”).

        WHEREAS, SBG and Acrodyne are parties to that certain Guaranty and Lease Compensation Agreement dated as of September 16, 1999 (the “Guaranty”), providing, for the guaranty of a Line of Credit (as defined therein) and Lease (as defined therein) for the benefit of Acrodyne; and

        WHEREAS, in the Subscription Agreement effective as of January 1, 2003, it is a condition of such Subscription Agreement that Acrodyne and SBG would agree that all payments due under the Guaranty on in the years of 2002, 2003, 2004 and 2005 (the “Payments”) will be made in cash and not in stock of Acrodyne and that after December 31, 2005 the payments can at Acrodyne’s option be paid in either cash or of Common Stock (as defined in the Subscription Agreement).

        NOW, THEREFORE, in consideration of issuance of Common Stock by SBG to Acrodyne as provided in the Subscription Agreement and in further consideration of the mutual covenants and agreements contained in the Subscription Agreement, and pursuant to the terms of the Subscription Agreement the parties hereto agree as follows:

        1.    Section 2.b) of the Guaranty shall be deleted in its entirety and in its place the following paragraph shall be inserted:

        b)    On each Lease anniversary date, Seventy Thousand Dollars and No Cents ($70,000.00) shall be due from Acrodyne to Sinclair. In the years of 2002, 2003, 2004 and 2005, the payments shall be payable in cash or immediately available funds. After December 31, 2005 the payments due can, at Acrodyne’s option, be paid in either cash or in the form of Acrodyne common voting stock based upon the per share value of Acrodyne common voting stock calculated as the average closing price for Acrodyne common voting stock for the five (5) Business Days preceding the Lease anniversary date.

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SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the undersigned has caused this Assignment of Technological Information to be duly executed as of the 8th day of January 2003.

SINCLAIR BROADCAST GROUP, INC.

By:
Name: David B. Amy
Title: Secretary

ACRODYNE COMMUNICATIONS, INC.

By:
Name: John F. Strzelecki
Title: Executive Vice President